EXHIBIT 10.7
             Agreement with Howard B. Hillman dated October 20, 1999



October 20, 1999





To Whom It May Concern:

The purpose of this letter is to document my commitment of ongoing financial support to Auto-trol Technology Corporation and its subsidiaries (the "Company"), which support will be sufficient to enable the Company to continue as a going concern through December 31, 2000.

Sincerely,


Howard B. Hillman
President